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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549

                                  FORM 12B-25

                                                Commission File Number  0-18938
                                                CUSIP Number:

                                                Commission File Number  1-12362
                                                CUSIP Number:


                          NOTIFICATION OF LATE FILING

     (Check One): [   ]  Form 10-K   [   ]  Form 11-K   [   ] Form 20-F
                     [ X ]  Form 10-Q  [   ] Form N-SAR

For Period Ended:    SEPTEMBER 30, 1997

[   ]  Transition Report on Form 10-K    [   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form 20-F    [   ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K

For the Transition Period Ended: ______________________________________________

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_______________________________________________________________________


                        PART I. REGISTRANT INFORMATION


Full name of registrant     Substance Abuse Technologies, Inc.

Former name if applicable   U.S. Alcohol Testing, Inc.

Address of principal executive office    4517 N.W. 31st Avenue

City, State and Zip Code     Fort Lauderdale, Fla.  33309


Full name of registrant     Good Ideas Enterprises, Inc.

Former name if applicable

Address of principal executive office    4517 N.W. 31st Avenue

City, State and Zip Code     Fort Lauderdale, Fla.  33309


                       PART II.   RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[   ]    (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]    (b)   The subject annual report, semi-annual report, transition
         report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due
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         date; or the subject quarterly report or transition report on Form
         10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c)   The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.


                              PART III.  NARRATIVE


         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


                          PART IV.  OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification.

ROBERT MUCCINI                       800                          742-1303
----------------------               ---                          --------
       (Name)                     (Area code)                 (Telephone number)

         (2)  Have all other periodic reports required under Section 13 or 15
(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period
that the registrants were required to file such report(s) been filed?   If the
answer is no, identify report(s).
                                                    [ X ]     Yes    [   ]   No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [   ]  Yes    [ X ]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                       Substance Abuse Technologies, Inc.
                 (Name of registrant as specified in charter.)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   November 17, 1997          By  /s/ Robert Muccini
       -----------------              --------------------------------------
                                  Robert Muccini
                                  Chief Financial Officer


                         Good Ideas Enterprises, Inc.
                 (Name of registrant as specified in charter.)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   November 17, 1997          By  /s/ Robert Muccini
       -----------------              --------------------------------------
                                  Robert Muccini
                                  Chief Financial Officer